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                                                                  EXHIBIT 10.15B


                                 AMENDMENT #2 TO
                              GOVERNANCE AGREEMENT


     THIS AGREEMENT is entered into this 22nd day of December 1997, by and among Abgenix, Inc. ("Abgenix") and Cell Genesys, Inc. ("Cell Genesys").

     WHEREAS the parties entered into the GOVERNANCE AGREEMENT (the "Original Agreement").

     WHEREAS the parties entered into AMENDMENT #1 TO THE GOVERNANCE AGREEMENT (the "First Amendment").

     WHEREAS, it is a condition to the closing of Abgenix's sale and issuance of shares of Series B Preferred Stock pursuant to the Series B Preferred Stock Purchase Agreement of even date herewith to the individuals and entities listed on Exhibit A thereto that the parties hereto enter into this Agreement.

     WHEREAS the parties enter this Agreement to amend Sections 1 of the Original Agreement as set forth below.

     NOW THEREFORE, the parties agree as follows:

     1. Section 1. Section 1 of the Original Agreement shall be amended to add a new Section 1.6 as follows:

     "1.6. (a) Cell Genesys shall commit that its nominees serving on Abgenix's
           Board of Directors shall vote in favor of any proposal to authorize Abgenix to undertake a firmly underwritten public offering of shares of Common Stock of the Company at a per share price not less than $11.00 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) and with aggregate proceeds to the Company of not less than $15.0 million (after deduction of underwriters commissions and expenses) provided that the other members of the Company's Board of Directors that are not nominees of Cell Genesys also have voted in favor of such proposal."

           (b) This Section 1.6 may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company, Cell Genesys, Inc. and the holders of at least a majority of the outstanding shares of Series B Preferred Stock (or the Common Stock issued or issuable upon conversion of the Series B Preferred).

     2. Original Agreement. Except as set forth above, the remainder of the Original Agreement shall remain in full force and effect and shall be binding on all parties thereto.




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     3. First Amendment. The First Amendment shall remain in full force and effect and shall be binding on all parties thereto.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first set forth above.


ABGENIX, INC.                           CELL GENESYS, INC.

By:  [SIG]                              By:  [SIG]
    ---------------------------------       ------------------------------------

Title:                                  Title:
       ------------------------------           --------------------------------




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     IN WITNESS WHEREOF, the directors of Abgenix, Inc. have duly executed this
Agreement as of the day and year first set forth above.



[SIG]                                   [SIG]
-------------------------------------   ----------------------------------------
R. Scott Greer                          Raju S. Kucherlapati, Ph.D.

[SIG]                                   [SIG]
-------------------------------------   ----------------------------------------
Joseph E. Maroun                        Stephen A. Sherwin, Ph.D.

[SIG]
-------------------------------------
Mark Logan